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Exhibit 3.19

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
BOISE AVIATION HOLDINGS, INC.

Adopted in accordance with
the provisions of Section 241 of
the General Corporation Law of
the State of Delaware

        The undersigned, being the sole incorporator of Boise Aviation Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        1.     That ARTICLE ONE of the Certificate of Incorporation of the Corporation be amended by deleting ARTICLE ONE thereof in its entirety and inserting in its place ARTICLE ONE to read as follows (the "Amendment"):

        "ARTICLE ONE.    The name of the Corporation is Boise Building Solutions Manufacturing Holdings, Corp."

        2.     That the Corporation has not received payment for any of its stock.

        3.     The foregoing Amendment has been duly adopted pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator of the Corporation. The directors of the Corporation were not named in the Certificate of Incorporation and to date have not been elected.

        IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinabove named, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment to the Certificate of Incorporation the 8th day of September, 2004.

/s/ JAMIE E. JEDRAS Jamie E. Jedras, Sole Incorporator

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CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF BOISE AVIATION HOLDINGS, INC.